EXHIBIT 99.1

AAM Reports First Quarter 2020 Financial Results

DETROIT, May 8, 2020 -- American Axle & Manufacturing Holdings, Inc. (AAM), (NYSE: AXL) today reported its financial results for the first quarter 2020 and provided a liquidity update.
First Quarter 2020 Results
•Sales of $1.34 billion
•Net loss attributable to AAM of $501.3 million, or (37.3)% of sales, which includes the impact of a pre-tax goodwill impairment of $510.0 million
•Adjusted EBITDA of $213.3 million, or 15.9% of sales
•Diluted loss per share of $4.45; Adjusted earnings per share of $0.20
•Net cash provided by operating activities of $139.4 million; Adjusted free cash flow of $83.3 million
•AAM's first quarter financial results were unfavorably impacted by global production reductions due to the coronavirus pandemic (COVID-19)

“AAM delivered strong operating performance and free cash flow generation in the first quarter of 2020 despite the unfavorable impact of COVID-19 on global light vehicle production. We expect this unprecedented health crisis and related effect on global light vehicle production and consumer demand to further impact AAM’s financial results in the second quarter of 2020,” said AAM’s Chairman and Chief Executive Officer, David C. Dauch. “As we begin to resume our global operations, we are focused on securing a safe and healthy workplace for our associates while utilizing our variable cost structure to mitigate the steep decline in global production volumes. In addition, we will continue to work with our supply base to meet customer requirements and structurally adjust our operations to the new market demand.”

AAM's sales in the first quarter of 2020 were $1.34 billion as compared to $1.72 billion in the first quarter of 2019. AAM estimates that our sales for the first quarter of 2020 were unfavorably impacted by COVID-19 by approximately $169 million. In addition, our first quarter of 2019 sales include $182 million related to our U.S. iron casting operations, which were sold in December 2019.

AAM's net loss in the first quarter of 2020 was $501.3 million, or $4.45 per share, as compared to net income of $41.6 million, or $0.36 per share in the first quarter of 2019.

AAM defines Adjusted earnings per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of business, impairment charges and non-recurring items, including the tax effect thereon. Adjusted earnings per share in the first quarter of 2020 were $0.20 compared to $0.36 in the first quarter of 2019.

AAM estimates that our net loss in the first quarter of 2020 was unfavorably impacted by lower production as a result of COVID-19 by approximately $37 million, or $0.33 per share.

AAM defines EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of business, impairment charges and non-recurring items. In the first quarter of 2020, Adjusted EBITDA was $213.3 million, or 15.9% of sales, as compared to $245.0 million, or 14.3% of sales, in the first quarter of 2019. AAM estimates that our Adjusted EBITDA in the first quarter of 2020 was unfavorably impacted by COVID-19 by approximately $47 million. In addition, our first quarter of 2019 Adjusted EBITDA includes $18 million related to our U.S. iron casting operations.

AAM's net cash provided by operating activities for the first quarter of 2020 was $139.4 million as compared to a use of $80.2 million for the first quarter of 2019.

AAM defines free cash flow to be net cash provided by (used in) operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs. AAM's Adjusted free cash flow for the first quarter of 2020 was $83.3 million as compared to a use of $188.5 million for the first quarter of 2019.

AAM's 2020 Financial Outlook
As a result of the unexpected disruption in light vehicle production and economic uncertainty due to the impact of the COVID-19 pandemic, AAM withdrew its 2020 financial outlook on March 25, 2020. Due to the continued uncertainty, we are not issuing revised 2020 financial targets at this time.

Liquidity Update and Amendment of AAM's Credit Facility
At March 31, 2020, total liquidity was over $1.4 billion and consisted of $683 million of cash on hand, approximately $690 million available on our committed revolving credit facility and approximately $85 million available on our foreign credit facilities.

On April 1, 2020, we drew down an additional $150 million on our revolving credit facility.

On April 28, 2020, we amended our existing credit facility to, among other things, revise financial maintenance covenants to provide additional flexibility for AAM as we adjust our business for the impact of COVID-19 on current and future global light vehicle production.

“We are confident that our solid liquidity level will support our working capital and business needs as we manage through this extraordinary situation and best position AAM for the future,” said Dauch.

First Quarter 2020 Conference Call Information
A conference call to review AAM's first quarter 2020 results is scheduled today at 10:00 a.m. ET. Interested participants may listen to the live conference call by logging onto AAM's investor web site at http://investor.aam.com or calling (877) 883-0383 from the United States or (412) 902-6506 from outside the United States with access code 0338297. A replay will be available one hour after the call is complete until May 15, 2020 by dialing (877) 344-7529 from the United States or (412) 317-0088 from outside the United States. When prompted, callers should enter replay access code 10141431.

Non-GAAP Financial Information
In addition to the results reported in accordance with accounting principles generally accepted in the United States of America (GAAP) included within this press release, AAM has provided certain information, which includes non-GAAP financial measures such as Adjusted EBITDA, Adjusted earnings per share and Adjusted free cash flow. Such information is reconciled to its closest GAAP measure in accordance with Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that these non-GAAP financial measures are useful to management, investors, and banking institutions in their analysis of the Company's business and operating performance. Management also uses this information for operational planning and decision-making purposes.

Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Company Description
AAM (NYSE: AXL) delivers POWER that moves the world. As a leading global tier 1 automotive supplier, AAM designs, engineers and manufactures driveline and metal forming technologies that are making the next generation of vehicles smarter, lighter, safer and more efficient. Headquartered in Detroit, AAM has over 20,000 associates operating at nearly 80 facilities in 17 countries to support our customers on global and regional platforms with a focus on quality, operational excellence and technology leadership. To learn more, visit aam.com.

Forward-Looking Statements
In this earnings release, we make statements concerning our expectations, beliefs, plans, objectives, goals, strategies, and future events or performance. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect our future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” "target," and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and may differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: a significant disruption in production, sales and/or supply as a result of public health crises, including pandemic or epidemic illness such as Novel Coronavirus (COVID-19); global economic conditions; reduced purchases of our products by General Motors Company (GM), FCA US LLC (FCA), Ford Motor Company (Ford) or other customers; our ability to respond to changes in technology, increased competition or pricing pressures; our ability to develop and produce new products that reflect market demand; lower-than-anticipated market acceptance of new or existing products; our ability to attract new customers and programs for new products; reduced demand for our customers' products (particularly light trucks and sport utility vehicles (SUVs) produced by GM, FCA and Ford); risks inherent in our global operations (including tariffs and the potential consequences thereof to us, our suppliers, and our customers and their suppliers, adverse changes in trade agreements, such as NAFTA or USMCA, immigration policies, political stability, taxes and other law changes, potential disruptions of production and supply, and currency rate fluctuations); a significant disruption in operations at one or more of our key manufacturing facilities; negative or unexpected tax consequences; risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber attack and other similar disruptions; supply shortages or price increases in raw material and/or freight, utilities or other operating supplies for us or our customers as a result of pandemics, natural disasters or otherwise; availability of financing for working capital, capital expenditures, research and development (R&D) or other general corporate purposes including acquisitions, as well as our ability to comply with financial covenants; our customers' and suppliers' availability of financing for working capital, capital expenditures, R&D or other general corporate purposes; an impairment of our goodwill, other intangible assets, or long-lived assets if our business or market conditions indicate that the carrying values of those assets exceed their fair values; liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers; our ability or our customers' and suppliers' ability to successfully launch new product programs on a timely basis; our ability to maintain satisfactory labor relations and avoid work stoppages; our suppliers', our customers' and their suppliers' ability to maintain satisfactory labor relations and avoid work stoppages; our ability to achieve the level of cost reductions required to sustain global cost competitiveness; our ability to realize the expected revenues from our new and incremental business backlog; price volatility in, or reduced availability of, fuel; our ability to protect our intellectual property and successfully defend against assertions made against us; risks of noncompliance with environmental laws and regulations or risks of environmental issues that could result in unforeseen costs at our facilities, or reputational damage; adverse changes in laws, government regulations or market conditions affecting our products or our customers' products; our ability or our customers' and suppliers' ability to comply with regulatory requirements and the potential costs of such compliance; changes in liabilities arising from pension and other postretirement benefit obligations; our ability to attract and retain key associates; and other unanticipated events and conditions that may hinder our ability to compete. It is not possible to foresee or identify all such factors and we make no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

# # #
For more information:
Investor Contact
Jason P. Parsons
Director, Investor Relations
(313) 758-2404
jason.parsons@aam.com

Media Contact
Christopher M. Son
Vice President, Marketing & Communications
(313) 758-4814
chris.son@aam.com

Or visit the AAM website at www.aam.com.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
	(in millions, except per share data)

Net sales	$1,343.5	$1,719.2

Cost of goods sold	1,148.2	1,497.0

Gross profit	195.3	222.2

Selling, general and administrative expenses	90.3	90.7

Amortization of intangible assets	21.8	25.0

Impairment charge	510.0	—

Restructuring and acquisition-related costs	17.6	12.1

Loss on sale of business	1.0	—

Operating income (loss)	(445.4)	94.4

Interest expense	(51.5)	(53.4)

Interest income	2.8	0.7

Other income (expense)
Debt refinancing and redemption costs	(1.5)	—
Other expense, net	(2.3)	(3.0)

Income (loss) before income taxes	(497.9)	38.7

Income tax expense (benefit)	3.3	(3.0)

Net income (loss)	(501.2)	41.7

Net income attributable to noncontrolling interests	(0.1)	(0.1)

Net income (loss) attributable to AAM	$(501.3)	$41.6

Diluted earnings (loss) per share	$(4.45)	$0.36

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2020	December 31, 2019
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$682.7	$532.0
Accounts receivable, net	794.7	815.4
Inventories, net	394.5	373.6
Prepaid expenses and other	171.2	136.8
Total current assets	2,043.1	1,857.8

Property, plant and equipment, net	2,275.2	2,358.4
Deferred income taxes	55.9	64.1
Goodwill	181.1	699.1
Other intangible assets, net	842.8	864.5
GM postretirement cost sharing asset	221.8	223.3
Other assets and deferred charges	566.8	577.4
Total assets	$6,186.7	$6,644.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Borrowings under Revolving Credit Facility	$200.0	—
Current portion of long-term debt	21.7	28.7
Accounts payable	624.7	623.5
Accrued compensation and benefits	142.8	154.4
Deferred revenue	21.3	18.9
Accrued expenses and other	208.2	200.9
Total current liabilities	1,218.7	1,026.4

Long-term debt, net	3,511.7	3,612.3
Deferred revenue	77.5	83.7
Deferred income taxes	45.7	19.6
Postretirement benefits and other long-term liabilities	940.7	922.2
Total liabilities	5,794.3	5,664.2

Total AAM stockholders' equity	389.8	977.6
Noncontrolling interests in subsidiaries	2.6	2.8
Total stockholders' equity	392.4	980.4
Total liabilities and stockholders' equity	$6,186.7	$6,644.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended
	March 31,
	2020	2019
	(in millions)
Operating activities
Net income (loss)	$(501.2)	$41.7
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	129.6	140.8
Impairment charge	510.0	—
Other	1.0	(262.7)
Net cash provided by (used in) operating activities	139.4	(80.2)

Investing activities
Purchases of property, plant and equipment	(69.7)	(124.2)
Proceeds from sale of property, plant and equipment	0.5	0.3
Net cash used in investing activities	(69.2)	(123.9)

Financing activities
Net debt activity	89.1	(14.1)
Other	(1.4)	(7.3)
Net cash provided by (used in) financing activities	87.7	(21.4)

Effect of exchange rate changes on cash	(7.2)	1.2

Net increase (decrease) in cash, cash equivalents and restricted cash	150.7	(224.3)

Cash, cash equivalents and restricted cash at beginning of period	532.0	478.9

Cash, cash equivalents and restricted cash at end of period	$682.7	$254.6

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.
Earnings before interest expense, income taxes and depreciation and amortization (EBITDA) and Adjusted EBITDA(a)

	Three Months Ended
	March 31,
	2020	2019
	(in millions)

Net income (loss)	$(501.2)	$41.7
Interest expense	51.5	53.4
Income tax expense (benefit)	3.3	(3.0)
Depreciation and amortization	129.6	140.8
EBITDA	(316.8)	232.9
Restructuring and acquisition-related costs	17.6	12.1
Debt refinancing and redemption costs	1.5	—
Impairment charge	510.0	—
Loss on sale of business	1.0	—
Adjusted EBITDA	$213.3	$245.0

Adjusted earnings per share(b)

	Three Months Ended
	March 31,
	2020	2019
Diluted earnings (loss) per share	$(4.45)	$0.36
Restructuring and acquisition-related costs	0.16	0.10
Debt refinancing and redemption costs	0.01	—
Impairment charge	4.53	—
Loss on sale of business	0.01	—
Non-recurring items:
Tax adjustments related to the CARES Act and Tax Cuts and Jobs Act	(0.07)	(0.08)
Other(d)	0.06	—
Tax effect of adjustments	(0.04)	(0.02)
Adjustment for anti-dilutive effect	(0.01)	—
Adjusted earnings per share	$0.20	$0.36

Adjusted earnings per share are based on weighted average diluted shares outstanding of 116.4 million and 115.8 million for the three months ended on March 31, 2020 and 2019, respectively.

AMERICAN AXLE & MANUFACTURING HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)
The supplemental data presented below is a reconciliation of certain financial measures which is intended to facilitate analysis of American Axle & Manufacturing Holdings, Inc. business and operating performance.

Free cash flow and Adjusted free cash flow(c)

	Three Months Ended
	March 31,
	2020	2019
	(in millions)
Net cash provided by (used in) operating activities	$139.4	$(80.2)
Capital expenditures net of proceeds from the sale of property, plant and equipment	(69.2)	(123.9)
Free cash flow	70.2	(204.1)
Cash payments for restructuring and acquisition-related costs	13.1	15.6
Adjusted free cash flow	$83.3	$(188.5)

Segment Financial Information

In the fourth quarter of 2019 we completed the sale of our U.S. iron casting operations. The sale did not include the entities that conduct AAM's casting operations in El Carmen, Mexico, which are now included in our Driveline segment.

As a result, our business is now organized into Driveline and Metal Forming. The Casting segment is now comprised entirely of the U.S. casting operations that were sold. The amounts previously reported in our Casting segment for the retained operations in El Carmen, Mexico have been reclassified to our Driveline Segment for the periods presented.

	Three Months Ended
	March 31,
	2020	2019
	(in millions)
Segment Sales
Driveline	$1,031.7	$1,166.3
Metal Forming	422.3	483.3
Casting	—	193.7
Total Sales	1,454.0	1,843.3
Intersegment Sales	(110.5)	(124.1)
Net External Sales	$1,343.5	$1,719.2

Segment Adjusted EBITDA(a)
Driveline	$139.3	$142.8
Metal Forming	74.0	84.4
Casting	—	17.8
Total Segment Adjusted EBITDA	$213.3	$245.0

(a)We define EBITDA to be earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of a business, impairment charges, and non-recurring items. We believe that EBITDA and Adjusted EBITDA are meaningful measures of performance as they are commonly utilized by management and investors to analyze operating performance and entity valuation. Our management, the investment community and the banking institutions routinely use EBITDA and Adjusted EBITDA, together with other measures, to measure our operating performance relative to other Tier 1 automotive suppliers. We also use Segment Adjusted EBITDA as the measure of earnings to assess the performance of each segment and determine the resources to be allocated to the segments. EBITDA and Adjusted EBITDA should not be construed as income from operations, net income or cash flow from operating activities as determined under GAAP. Other companies may calculate EBITDA and Adjusted EBITDA differently.

(b)We define Adjusted earnings per share to be diluted earnings per share excluding the impact of restructuring and acquisition-related costs, debt refinancing and redemption costs, loss on sale of a business, impairment charges, and non-recurring items, including the tax effect thereon. We believe Adjusted earnings per share is a meaningful measure as it is commonly utilized by management and investors in assessing ongoing financial performance that provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of core operating performance and which may obscure underlying business results and trends. Other companies may calculate Adjusted earnings per share differently.

(c)We define free cash flow to be net cash provided by (used in) operating activities less capital expenditures net of proceeds from the sale of property, plant and equipment. Adjusted free cash flow is defined as free cash flow excluding the impact of cash payments for restructuring and acquisition-related costs. We believe free cash flow and Adjusted free cash flow are meaningful measures as they are commonly utilized by management and investors to assess our ability to generate cash flow from business operations to repay debt and return capital to our stockholders. Free cash flow and Adjusted free cash flow are also key metrics used in our calculation of incentive compensation. Other companies may calculate free cash flow and Adjusted free cash flow differently.

(d)Other includes the accelerated depreciation for certain assets that will be idled as a result of our largest customer exiting their operations in Thailand, which they announced in the first quarter of 2020.